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                                                      Exhibit 4.2


                               CERTIFICATE OF AMENDMENT
                                          OF
                                 AMENDED AND RESTATED
                             CERTIFICATE OF INCORPORATION
                                          OF
                                   BIOMATRIX, INC.



             Pursuant to Section 242 of the General Corporation Law
                               of the State of Delaware

    BIOMATRIX, INC. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

    FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of shares of the Corporation's common stock, par value $.0001 per share, authorized for issuance by the Corporation from 20,000,000 to 60,000,000 shares, and declaring said amendment to be advisable, and calling a meeting of the stockholders of the Corporation for consideration thereof.

    SECOND: That, thereafter, pursuant to resolution of the Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by the General Corporation Law of the State of Delaware voted in favor of the amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

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                                    -2-

    THIRD: That, upon filing of this Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation, the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation is deleted and the following is inserted in lieu thereof:

"FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is as follows:

              Without        With
    Class of  Par Value      Par Value                   Aggregate
    Stock     No. of Shares  No. of Shares  Par Value      Amount
    -----     -------------  -------------  --------       ------
  Preferred       None               3,000       $0.01      $30.00
   Common         None          60,000,000     $0.0001  $6,000.00"

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Secretary this 18th day of June 1997.

                             /s/ Justin P. Morreale
                             ----------------------
                             Justin P. Morreale, Secretary